Exhibit 10.1

MANAGEMENT AGREEMENT

AGREEMENT made as of the 30th day of April, 2010 among CERES MANAGED FUTURES LLC, a Delaware limited liability company (“CMF”), EMERGING CTA PORTFOLIO L.P., a New York limited partnership (the “Partnership”) and CIRRUS CAPITAL MANAGEMENT LLC, a Texas limited liability company (the “Advisor”).

W I T N E S S E T H :

WHEREAS, CMF is the general partner of the Partnership, a limited partnership organized for the purpose of speculative trading of commodity interests, including futures contracts, options, forward contracts, swaps and other derivative instruments with the objective of achieving substantial capital appreciation; and

WHEREAS, the Amended and Restated Limited Partnership Agreement dated as of July 23, 2009 (the “Partnership Agreement”) permits CMF to delegate to one or more commodity trading advisors CMF’s authority to make trading decisions for the Partnership, which advisors may or may not have any prior experience managing client funds; and

WHEREAS, the Advisor is exempt from registration as a commodity trading advisor with the Commodity Futures Trading Commission (“CFTC”); and

WHEREAS, CMF is registered as a commodity pool operator with the CFTC and is a member of the National Futures Association (“NFA”); and

WHEREAS, CMF, the Partnership and the Advisor wish to enter into this Agreement in order to set forth the terms and conditions upon which the Advisor will render and implement advisory services in connection with the conduct by the Partnership of its commodity trading activities during the term of this Agreement;

NOW, THEREFORE, the parties agree as follows:

1.         DUTIES OF THE ADVISOR. (a) For the period and on the terms and conditions of this Agreement, the Advisor shall have sole authority and responsibility, as one of the Partnership’s agents and attorneys-in-fact, for directing the investment and reinvestment of the assets and funds of the Partnership allocated to it by the General Partner in commodity interests, including commodity futures contracts, options, forward contracts, swaps and other derivative instruments. All such trading on behalf of the Partnership shall be in accordance with the trading policies set forth in the Partnership’s Private Placement Memorandum dated August 2009, as supplemented (the “Memorandum”), as such trading policies may be changed from time to time upon receipt by the Advisor of prior written notice of such change, and pursuant to the trading strategy selected by CMF to be utilized by the Advisor in managing the Partnership’s assets. CMF has initially selected the Advisor’s Cirrus Program (the “Program”), as described in Appendix A attached hereto, to manage the Partnership’s assets allocated to it. Any open positions or other investments at the time of receipt of such notice of a change in trading policy shall not be deemed to violate the changed policy and shall be closed or sold in the ordinary course of trading. The Advisor may not deviate from the trading policies set forth in the Memorandum without the prior written consent of the Partnership given by CMF. The Advisor makes no representation or warranty that the trading to be directed by it for the Partnership will be profitable or will not incur losses.

(b)       CMF acknowledges receipt of the description of the Program, as described in Appendix A attached hereto. All trades made by the Advisor for the account of the Partnership shall be made through such commodity broker or brokers as CMF shall direct, and the Advisor shall have no authority or responsibility for selecting or supervising any such broker in connection with the execution, clearance or confirmation of transactions for the Partnership or for the negotiation of brokerage rates charged therefor. However, the Advisor, with the prior written permission (by either original or fax copy) of CMF, may direct any and all trades in commodity futures and options to a futures commission merchant or independent floor broker it chooses for execution with instructions to give-up the trades to the broker designated by CMF, provided that the futures commission merchant or independent floor broker and any give-up or floor brokerage fees are approved in advance by CMF. All give-up or similar fees relating to the foregoing shall be paid by the Partnership after all parties have executed the relevant give-up agreements (by either original or fax copy).

(c)       The initial allocation of the Partnership’s assets to the Advisor will be made to the Program, as described in Appendix A attached hereto. In the event the Advisor wishes to use a trading system or methodology other than or in addition to the Program in connection with its trading for the Partnership, either in whole or in part, it may not do so unless the Advisor gives CMF prior written notice of its intention to utilize such different trading system or methodology and CMF consents thereto in writing. In addition, the Advisor will provide five days’ prior written notice to CMF of any change in the trading system or methodology to be utilized for the Partnership which the Advisor deems material. If the Advisor deems such change in system or methodology or in markets traded to be material, the changed system or methodology or markets traded will not be utilized for the Partnership without the prior written consent of CMF. In addition, the Advisor will notify CMF of any changes to the trading system or methodology that would cause the description of the trading strategy or methods described in Appendix A to be materially inaccurate. Further, the Advisor will provide the Partnership with a current list of all commodity interests to be traded for the Partnership’s account and the Advisor will not trade any additional commodity interests for such account without providing notice thereof to CMF and receiving CMF’s written approval. The Advisor also agrees to provide CMF, on a monthly basis, with a written report of the assets under the Advisor’s management together with all other matters deemed by the Advisor to be material changes to its business not previously reported to CMF. The Advisor further agrees that it will convert foreign currency balances (not required to margin positions denominated in a foreign currency) to U.S. dollars no less frequently than monthly. U.S. dollar equivalents in individual foreign currencies of more than $100,000 will be converted to U.S. dollars within one business day after such funds are no longer needed to margin foreign positions.

(d)       The Advisor agrees to make all material disclosures to the Partnership regarding itself and its principals as defined in Part 4 of the CFTC’s regulations (“principals”), members, directors, officers and employees, their trading performance and general trading methods, its customer accounts (but not the identities of or identifying information with respect to its customers) and otherwise as are required in the reasonable judgment of CMF to be made in any filings required by Federal or State law or NFA rule or order. Notwithstanding Sections 1(d)

and 4(d) of this Agreement, the Advisor is not required to disclose the actual trading results of proprietary accounts of the Advisor or its principals unless CMF reasonably determines that such disclosure is required in order to fulfill its fiduciary obligations to the Partnership or the reporting, filing or other obligations imposed on it by Federal or State law or NFA rule or order. The Partnership and CMF acknowledge that the trading advice to be provided by the Advisor is a property right belonging to the Advisor and that they will keep all such advice confidential. Further, CMF agrees to treat as confidential any proprietary information with respect to the Advisor’s trading systems.

(e)       The Advisor understands and agrees that CMF may designate other trading advisors for the Partnership and apportion or reapportion to such other trading advisors the management of an amount of Net Assets (as defined in Section 3(b) hereof) as it shall determine in its absolute discretion. The designation of other trading advisors and the apportionment or reapportionment of Net Assets to any such trading advisors pursuant to this Section 1 shall neither terminate this Agreement nor modify in any regard the respective rights and obligations of the parties hereunder.

(f)        CMF may, from time to time, in its absolute discretion, select additional trading advisors and reapportion funds among the trading advisors for the Partnership as it deems appropriate. CMF shall use its best efforts to make reapportionments, if any, as of the first day of a month. The Advisor agrees that it may be called upon at any time promptly to liquidate positions in CMF’s sole discretion so that CMF may reallocate the Partnership’s assets, meet margin calls on the Partnership’s account, fund redemptions, or for any other reason, except that CMF will not require the liquidation of specific positions by the Advisor. CMF will use its best efforts to give two days’ prior notice to the Advisor of any reallocations or liquidations.

(g)       The Advisor will not be liable for trading losses in the Partnership’s account including losses caused by errors; provided, however, that (i) the Advisor will be liable to the Partnership with respect to losses incurred due to errors committed or caused by it or any of its principals or employees in communicating improper trading instructions or orders to any broker on behalf of the Partnership and (ii) the Advisor will be liable to the Partnership with respect to losses incurred due to errors committed or caused by any executing broker (other than any CMF affiliate) selected by the Advisor, it being understood that CMF, with the assistance of the Advisor, will first attempt to recover such losses from the executing broker.

2.         INDEPENDENCE OF THE ADVISOR. For all purposes herein, the Advisor shall be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Partnership in any way and shall not be deemed an agent, promoter or sponsor of the Partnership, CMF, or any other trading advisor. The Advisor shall not be responsible to the Partnership, the General Partner, any trading advisor or any limited partners for any acts or omissions of any other trading advisor to the Partnership.

3.         COMPENSATION. (a) In consideration of and as compensation for all of the services to be rendered by the Advisor to the Partnership under this Agreement, the Partnership shall pay the Advisor (i) an incentive fee payable quarterly equal to 17% of New Trading Profits (as such term is defined below) earned by the Advisor for the Partnership and (ii)

a monthly fee for professional management services equal to 2% per year of the month-end Net Assets of the Partnership allocated to the Advisor (computed monthly by multiplying the Partnership’s Net Assets allocated to the Advisor as of the last business day of each month by 2% and multiplying the result thereof by the ratio which the total number of calendar days in that month bears to the total number of calendar days in the year).

(b)       “Net Assets” shall have the meaning set forth in Section 7(d)(1) of the Partnership Agreement and without regard to further amendments thereto, provided that in determining the Net Assets of the Partnership on any date, no adjustment shall be made to reflect any distributions, redemptions or incentive fees payable as of the date of such determination.

(c)       “New Trading Profits” shall mean the excess, if any, of Net Assets managed by the Advisor at the end of the fiscal period over Net Assets managed by the Advisor at the end of the highest previous fiscal period or Net Assets allocated to the Advisor at the date trading commences, whichever is higher, and as further adjusted to eliminate the effect on Net Assets resulting from new capital contributions, redemptions, reallocations or capital distributions, if any, made during the fiscal period decreased by interest or other income, not directly related to trading activity, earned on the Partnership’s assets during the fiscal period, whether the assets are held separately or in margin accounts. Ongoing expenses will be attributed to the Advisor based on the Advisor’s proportionate share of Net Assets. Ongoing expenses will not include expenses of litigation not involving the activities of the Advisor on behalf of the Partnership. No incentive fee shall be paid until the end of the first full calendar quarter of trading, which fee shall be based on New Trading Profits earned from the commencement of trading by the Advisor on behalf of the Partnership through the end of the first full calendar quarter. Interest income earned, if any, will not be taken into account in computing New Trading Profits earned by the Advisor. If Net Assets allocated to the Advisor are reduced due to redemptions, distributions or reallocations (net of additions), there will be a corresponding proportional reduction in the related loss carryforward amount that must be recouped before the Advisor is eligible to receive another incentive fee.

(d)       Quarterly incentive fees and monthly management fees shall be paid within twenty (20) business days following the end of the period for which such fee is payable. In the event of the termination of this Agreement as of any date which shall not be the end of a calendar quarter or month, as the case may be, the quarterly incentive fee shall be computed as if the effective date of termination were the last day of the then current quarter and the monthly management fee shall be prorated to the effective date of termination. If, during any month, the Partnership does not conduct business operations or the Advisor is unable to provide the services contemplated herein for more than two successive business days (it being understood that if no trading or investment activity is undertaken due to the Advisor’s determination that such activity is not necessary or advisable to carry out the Program that such absence of activity is not a failure to provide services), the monthly management fee shall be prorated by the ratio which the number of business days during which CMF conducted the Partnership’s business operations or utilized the Advisor’s services bears in the month to the total number of business days in such month.

(e)       The provisions of this Section 3 shall survive the termination of this Agreement.

4.         RIGHT TO ENGAGE IN OTHER ACTIVITIES. (a) The services provided by the Advisor hereunder are not to be deemed exclusive. CMF on its own behalf and on behalf of the Partnership acknowledges that, subject to the terms of this Agreement, the Advisor and its officers, directors, employees and members, may render advisory, consulting and management services to other clients and accounts. The Advisor and its officers, directors, employees and members shall be free to trade for their own accounts and to advise other investors and manage other commodity accounts during the term of this Agreement and to use the same information, computer programs and trading strategies, programs or formulas which they obtain, produce or utilize in the performance of services to CMF for the Partnership. However, the Advisor represents, warrants and agrees that it believes the rendering of such consulting, advisory and management services to other accounts and entities will not require any material change in the Advisor’s basic trading strategies and will not affect the capacity of the Advisor to continue to render services to CMF for the Partnership of the quality and nature contemplated by this Agreement.

(b)       If, at any time during the term of this Agreement, the Advisor is required to aggregate the Partnership’s commodity positions with the positions of any other person for purposes of applying CFTC- or exchange-imposed speculative position limits, the Advisor agrees that it will promptly notify CMF if the Partnership’s positions are included in an aggregate amount which exceeds the applicable speculative position limit. The Advisor agrees that, if its trading recommendations are altered because of the application of any speculative position limits, it will not modify the trading instructions with respect to the Partnership’s account in such manner as to affect the Partnership substantially disproportionately as compared with the Advisor’s other accounts. The Advisor further represents, warrants and agrees that under no circumstances will it knowingly or deliberately use trading programs, strategies or methods for the Partnership that are inferior to strategies or methods employed for any other client or account and that it will not knowingly or deliberately favor any client or account managed by it over any other client or account in any manner, it being acknowledged, however, that different trading programs, strategies or methods may be utilized for differing sizes of accounts, accounts with different trading policies, accounts experiencing differing inflows or outflows of equity, accounts that commence trading at different times, accounts that have different portfolios or different fiscal years, accounts utilizing different executing brokers and accounts with other differences, and that such differences may cause divergent trading results.

(c)       It is acknowledged that the Advisor and/or its officers, employees, directors and members presently act, and it is agreed that they may continue to act, as advisor for other accounts managed by them, and may continue to receive compensation with respect to services for such accounts in amounts which may be more or less than the amounts received from the Partnership.

(d)       The Advisor agrees that it shall make such information available to CMF respecting the performance of the Partnership’s account as compared to the performance of other accounts managed by the Advisor or its principals that employ a substantially similar investment strategy, if any, as shall be reasonably requested by CMF. The Advisor presently believes and represents that existing speculative position limits will not materially adversely affect its ability to manage the Partnership’s account given the potential size of the Partnership’s account and the

Advisor’s and its principals’ current accounts and all proposed accounts for which they have contracted to act as trading manager.

5.         TERM. (a) This Agreement shall continue in effect until June 30, 2010. CMF may, in its sole discretion, renew this Agreement for additional one-year periods upon notice to the Advisor not less than 30 days prior to the expiration of the previous period. At any time during the term of this Agreement, CMF may terminate this Agreement at any month-end upon 30 days’ notice to the Advisor. At any time during the term of this Agreement, CMF may elect to immediately terminate this Agreement upon 30 days’ notice to the Advisor if (i) the Net Asset Value per Unit shall decline as of the close of business on any day to $400 or less, as such amount may be adjusted for any splits or combinations of Partnership units; (ii) the Net Assets allocated to the Advisor (adjusted for redemptions, distributions, withdrawals or reallocations, if any) decline by 20% or more as of the end of a trading day from such Net Assets’ previous highest value; (iii) limited partners owning at least 50% of the outstanding units of the Partnership shall vote to require CMF to terminate this Agreement; (iv) the Advisor fails to comply with the terms of this Agreement; (v) CMF, in good faith, reasonably determines that the performance of the Advisor has been such that CMF’s fiduciary duties to the Partnership require CMF to terminate this Agreement; or (vi) CMF reasonably believes that the application of speculative position limits will substantially affect the performance of the Partnership. At any time during the term of this Agreement, CMF may elect immediately to terminate this Agreement if (i) the Advisor merges, consolidates with another entity, sells a substantial portion of its assets, or becomes bankrupt or insolvent, (ii) Randall Posejpal dies, becomes incapacitated, leaves the employ of the Advisor, ceases to control the Advisor or is otherwise not managing the trading programs or systems of the Advisor, (iii) the Advisor fails to register as a commodity trading advisor with the CFTC and become a member of the NFA by June 30, 2010, or (iv) after becoming effective, the Advisor’s registration as a commodity trading advisor with the CFTC or its membership in the NFA or any other regulatory authority, is terminated or suspended. This Agreement will immediately terminate upon dissolution of the Partnership or upon cessation of trading by the Partnership prior to dissolution.

(b)       The Advisor may terminate this Agreement by giving not less than 30 days’ notice to CMF (i) in the event that the trading policies of the Partnership as set forth in the Memorandum are changed in such manner that the Advisor reasonably believes will adversely affect the performance of its trading strategies; (ii) after June 30, 2010; or (iii) in the event that the General Partner or Partnership fails to comply with the terms of this Agreement. The Advisor may immediately terminate this Agreement if CMF’s registration as a commodity pool operator or its membership in the NFA is terminated or suspended.

(c)       Except as otherwise provided in this Agreement, any termination of this Agreement in accordance with this Section 5 shall be without penalty or liability to any party, except for any fees due to the Advisor pursuant to Section 3 hereof.

6.         INDEMNIFICATION. (a)(i) In any threatened, pending or completed action, suit, or proceeding to which the Advisor was or is a party or is threatened to be made a party arising out of or in connection with this Agreement or the management of the Partnership’s assets by the Advisor or the offering and sale of units in the Partnership, CMF shall, subject to subsection (a)(iii) of this Section 6, indemnify and hold harmless the Advisor against any loss, liability, damage, cost, expense (including, without limitation, attorneys’ and accountants’ fees), judgments and amounts paid in settlement actually and reasonably incurred by it in connection with such action, suit, or proceeding if the Advisor acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership, and provided that its conduct did not constitute negligence, intentional misconduct, or a breach of its fiduciary obligations to the Partnership as a commodity trading advisor, unless and only to the extent that the court or administrative forum in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, the Advisor is fairly and reasonably entitled to indemnity for such expenses which such court or administrative forum shall deem proper; and further provided that no indemnification shall be available from the Partnership if such indemnification is prohibited by Section 16 of the Partnership Agreement. The termination of any action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that the Advisor did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership.

(ii)       To the extent that the Advisor has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection (i) above, or in defense of any claim, issue or matter therein, CMF shall indemnify it against the expenses (including, without limitation, attorneys’ and accountants’ fees) actually and reasonably incurred by it in connection therewith.

(iii)      Any indemnification under subsection (i) above, unless ordered by a court or administrative forum, shall be made by CMF only as authorized in the specific case and only upon a determination by independent legal counsel in a written opinion that such indemnification is proper in the circumstances because the Advisor has met the applicable standard of conduct set forth in subsection (i) above. Such independent legal counsel shall be selected by CMF in a timely manner, subject to the Advisor’s approval, which approval shall not be unreasonably withheld. The Advisor will be deemed to have approved CMF’s selection unless the Advisor notifies CMF in writing, received by CMF within five days of CMF’s telecopying to the Advisor of the notice of CMF’s selection, that the Advisor does not approve the selection.

(iv)      In the event the Advisor is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of, or in connection with, the Partnership’s or CMF’s activities or claimed activities unrelated to the Advisor, CMF shall indemnify, defend and hold harmless the Advisor against any loss, liability, damage, cost or expense (including, without limitation, attorneys’ and accountants’ fees) incurred in connection therewith.

(v)       As used in this Section 6(a), the term “Advisor” shall include the Advisor, its principals, officers, directors, members and employees and the term “CMF” shall include the Partnership.

(b)       (i) The Advisor agrees to indemnify, defend and hold harmless CMF, the Partnership and their affiliates against any loss, liability, damage, cost or expense (including, without limitation, attorneys’ and accountants’ fees), judgments and amounts paid in settlement actually and reasonably incurred by them (A) as a result of the material breach of any material representations and warranties made by the Advisor in this Agreement, or (B) as a result of any act or omission of the Advisor relating to the Partnership if there has been a final judicial or regulatory determination or, in the event of a settlement of any action or proceeding with the prior written consent of the Advisor, a written opinion of an arbitrator pursuant to Section 14 hereof, to the effect that such acts or omissions violated the terms of this Agreement in any material respect or involved negligence, bad faith, recklessness or intentional misconduct on the part of the Advisor (except as otherwise provided in Section 1(g)).

(ii)       In the event CMF, the Partnership or any of their affiliates is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of, or in connection with, the activities or claimed activities of the Advisor or its principals, officers, directors, members or employees unrelated to CMF’s or the Partnership’s business, the Advisor shall indemnify, defend and hold harmless CMF, the Partnership or any of their affiliates against any loss, liability, damage, cost or expense (including, without limitation, attorneys’ and accountants’ fees) incurred in connection therewith.

(c)       In the event that a person entitled to indemnification under this Section 6 is made a party to an action, suit or proceeding alleging both matters for which indemnification can be made hereunder and matters for which indemnification may not be made hereunder, such person shall be indemnified only for that portion of the loss, liability, damage, cost or expense incurred in such action, suit or proceeding which relates to the matters for which indemnification can be made.

(d)       None of the indemnifications contained in this Section 6 shall be applicable with respect to default judgments, confessions of judgment or settlements entered into by the party claiming indemnification without the prior written consent, which shall not be unreasonably withheld, of the party obligated to indemnify such party.

(e)       The provisions of this Section 6 shall survive the termination of this Agreement.

7.	REPRESENTATIONS, WARRANTIES AND AGREEMENTS.
(a)	The Advisor represents and warrants that:

(i)        All information with respect to the Advisor and its principals and the trading performance of any of them that has been provided to CMF, including, without limitation, the description of the Program contained in Appendix A, is complete and accurate in all material respects and such information does not contain any untrue statement of a material fact or omit to state a material fact that is necessary to make such statements and information not misleading. All references to the Advisor and its principals, if any, in the Memorandum or a supplement thereto will, after review and approval of such references by the Advisor prior to the use of such Memorandum in connection with the offering of the Partnership’s units, be accurate in all material respects, except that with respect to pro forma or hypothetical performance information in such Memorandum, if any, this representation and warranty extends only to any underlying data made available by the Advisor for the preparation thereof and not to any hypothetical or pro forma adjustments, it being understood that CMF does not currently intend to include any identifying information about the Advisor in the Memorandum.

(ii)       The Advisor will be acting as a commodity trading advisor with respect to the Partnership and not as a securities investment adviser. The Advisor is exempt from registration with the CFTC as a commodity trading advisor and is in compliance with any such other registration and licensing requirements as shall be necessary to enable it to perform its obligations hereunder. The Advisor agrees that it will be registered as a commodity trading advisor with the CFTC and become a member of the NFA by June 30, 2010. The Advisor agrees to maintain and renew such registrations and licenses during the term of this Agreement.

(iii)      The Advisor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and has full limited liability company power and authority to enter into this Agreement and to provide the services required of it hereunder.

(iv)      The Advisor will not, by acting as a commodity trading advisor to the Partnership, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound.

(v)       This Agreement has been duly and validly authorized, executed and delivered by the Advisor and is a valid and binding agreement enforceable in accordance with its terms.

(vi)      At any time during the term of this Agreement that an offering memorandum or a prospectus relating to the Partnership units is required to be delivered in connection with the offer and sale thereof, the Advisor agrees upon the request of CMF to provide the Partnership with such information as shall be necessary so that, as to the Advisor and its principals, such offering memorandum or prospectus is accurate.

(b)	CMF represents and warrants for itself and the Partnership that:

(i)        The Memorandum (as from time to time amended or supplemented, which amendment or supplement shall be approved by the Advisor as to descriptions, if any, of itself and its actual performance) does not contain any untrue statement of a material fact or omit to state a material fact which is necessary to make the statements therein not misleading, except that the foregoing representation does not apply to any statement or omission concerning the Advisor, if any, in the Memorandum, made in reliance upon, and in conformity with, information furnished to CMF by or on behalf of the Advisor expressly for use in the Memorandum (it being understood that any hypothetical and pro forma adjustments will not be furnished by the Advisor).

(ii)       CMF is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full limited liability company power and authority to perform its obligations under this Agreement.

(iii)      CMF and the Partnership have the capacity and authority to enter into this Agreement on behalf of the Partnership.

(iv)      This Agreement has been duly and validly authorized, executed and delivered on CMF’s and the Partnership’s behalf and is a valid and binding agreement of CMF and the Partnership enforceable in accordance with its terms.

(v)       CMF will not, by acting as General Partner to the Partnership and the Partnership will not, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which would materially limit or affect the performance of its duties under this Agreement.

(vi)      CMF is registered as a commodity pool operator and is a member of the NFA, and it will maintain and renew such registration and membership during the term of this Agreement.

(vii)     The Partnership is a limited partnership duly organized and validly existing under the laws of the State of New York and has full limited partnership power and authority to enter into this Agreement and to perform its obligations under this Agreement.

(viii)    The Partnership is a qualified eligible person as defined in CFTC Rule 4.7.

8.	COVENANTS OF THE ADVISOR, CMF AND THE PARTNERSHIP.
(a)	The Advisor agrees as follows:

(i)        In connection with its activities on behalf of the Partnership, the Advisor will comply with all applicable rules and regulations of the CFTC and/or the commodity exchange on which any particular transaction is executed.

(ii)       The Advisor will promptly notify CMF of the commencement of any material suit, action or proceeding involving it, whether or not any such suit, action or proceeding also involves CMF.

(iii)      In the placement of orders for the Partnership’s account and for the accounts of any other client, the Advisor will utilize a pre-determined, systematic, fair and reasonable order entry system, which shall, on an overall basis, be no less favorable to the Partnership than to any other account managed by the Advisor. The Advisor acknowledges its obligation to review the Partnership’s positions, prices and equity in the account managed by the Advisor daily and within two business days to notify, in writing, the broker and CMF and the Partnership’s brokers of (i) any error committed by the Advisor or its principals or employees; (ii) any trade which the Advisor believes was not executed in accordance with its instructions; and (iii) any discrepancy with a value of $10,000 or more (due to differences in the positions, prices or equity in the account) between its records and the information reported on the account’s daily and monthly broker statements.

(iv)      The Advisor will maintain a net worth of not less than $100,000 during the term of this Agreement.

(v)       The Advisor will be registered as a commodity trading advisor with the CFTC and become a member of the NFA by June 30, 2010. Upon registration with the CFTC, the Advisor will provide CMF with the disclosure document that Advisor files with the NFA (the “Disclosure Document”). In addition, the Advisor will notify CMF of any changes to the trading system or methodology that would require a change in the description of the trading strategy or methods described in the Disclosure Document.

(b)	CMF agrees for itself and the Partnership that:

(i)        CMF and the Partnership will comply with all applicable rules and regulations of the CFTC and/or the commodity exchange on which any particular transaction is executed.

(ii)       CMF will promptly notify the Advisor of the commencement of any material suit, action or proceeding involving it or the Partnership, whether or not such suit, action or proceeding also involves the Advisor.

9.         COMPLETE AGREEMENT. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof.

10.       ASSIGNMENT. This Agreement may not be assigned by any party without the express written consent of the other parties.

11.       AMENDMENT. This Agreement may not be amended except by the written consent of the parties.

12.       NOTICES. All notices, demands or requests required to be made or delivered under this Agreement shall be in writing and delivered personally or by registered or certified mail or expedited courier, return receipt requested, postage prepaid, to the addresses below or to such other addresses as may be designated by the party entitled to receive the same by notice similarly given:

If to CMF or to the Partnership:

Ceres Managed Futures LLC

55 East 59th Street, 10th Floor

New York, New York 10022

Attention: Jerry Pascucci

If to the Advisor:

Cirrus Capital Management LLC

5847 San Felipe, Suite 1700

Houston, Texas 77057

Attention: Edward Ondarza

13.       GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

14.       ARBITRATION. The parties agree that any dispute or controversy arising out of or relating to this Agreement or the interpretation thereof, shall be settled by arbitration in accordance with the rules, then in effect, of the National Futures Association or, if the National Futures Association shall refuse jurisdiction, then in accordance with the rules, then in effect, of the American Arbitration Association; provided, however, that the power of the arbitrator shall be limited to interpreting this Agreement as written and the arbitrator shall state in writing his reasons for his award. Judgment upon any award made by the arbitrator may be entered in any court of competent jurisdiction.

15.       NO THIRD PARTY BENEFICIARIES. There are no third party beneficiaries to this Agreement.

CFTC DISCLOSURE NOTICE. The Parties agree that the following disclosure shall apply at such time as the Advisor obtains registration as a commodity trading advisor with the CFTC and files with the NFA a claim of exemption pursuant to CFTC Rule 4.7(c):

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

CERES MANAGED FUTURES LLC

By	/s/ Jerry Pascucci

Jerry Pascucci

President and Director

EMERGING CTA PORTFOLIO L. P.

By: Ceres Managed Futures LLC

(General Partner)
By	/s/ Jerry Pascucci

Jerry Pascucci

President and Director

CIRRUS CAPITAL MANAGEMENT LLC

By	/s/ Edward Ondarza

Edward Ondarza

Chief Operating Officer

Appendix A

CIRRUS CAPITAL MANAGEMENT, LLC’S INVESTMENT PROGRAM

Investment Objective

The Advisor’s investment objective is to maximize risk adjusted return primarily through speculative trading in energy commodities and their respective derivative instruments.

Investment Strategy

The structure of investments will vary as the Advisor acts as a discretionary financial trader in the energy markets executing trades via cleared exchanges.

The foundation for the Advisor’s trading strategies will begin with strong fundamental research and analysis of the various underlying energy markets and infrastructure. With a fundamental view of the market, opportunities will be identified and then analyzed to produce an investment structure which will not only portray the desired view, but to do so in a way which maximizes the asymmetric risk/return profile for the portfolio.

The Advisor will employ technical analysis to further identify opportunities, as well as optimize entry and exit of its positions. The identified positions will be taken in a combination of fixed price and/or option structures, and then actively traded around to not only enhance the returns of the given position, but to also reduce potential loss from adverse price movements.

While the portfolio will have positions that extend out along the curve, it is anticipated that 75% of the investments will be focused in the first 24 months. The remaining 25% will not extend beyond the first 48 months, which shall allow the portfolio to remain relatively liquid at all times.

The investment objectives and methods summarized above represent the Advisor’s current intentions. Depending on the conditions and trends in the securities and commodities markets and the economy in general, the Advisor may pursue any objectives, employ any investment techniques or purchase any type of energy commodity that it considers appropriate and in the best interests of the Partnership, whether or not described in this section. The foregoing discussion includes and is based upon numerous assumptions and opinions of the Advisor concerning world financial markets and other matters, the accuracy of which cannot be assured. There can be no assurance that the investment objective of the Advisor will be achieved or that the strategies utilized by the Advisor will be successful. Past performance of the Advisor and its affiliates is not necessarily indicative of the future results, and investors must be prepared to lose all or substantially all of their investment.